Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Report dated April 29, 2026 relating to the  consolidated financial statements of Arrived SFR Genesis Fund, LLC, which comprise the consolidated balance sheets as of December 31, 2025 and 2024 and the related consolidated statements of comprehensive loss, changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes to the consolidated financial statements.

/s/ Stephano Slack LLC

Wayne, Pennsylvania
 June 9, 2026